                            Rick Abshire
                             (713) 881-3609
                               FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2010 EARNINGS

Houston (May 13, 2010) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced first quarter 2010 unaudited net earnings of $1,794,000 or $.43 per common share on revenues of $533,785,000.  This compares to unaudited first quarter 2009 net earnings of $1,870,000 or $.44 per common share.  Net cash provided by operating activities totaled $10,372,000 for the three month period ended March 31, 2010.

Chairman, K. S. “Bud” Adams, Jr., stated that while the Company’s marketing business experienced narrowed per unit margins, demand driven volume growth within the trucking segment caused transportation operating earnings to rebound from a loss in the first quarter of 2009 to a positive $861,000 for the first quarter of 2010.  Oil and gas operations also experienced a turnaround producing first quarter 2010 operating earnings of $316,000 as both crude oil and natural gas prices increased for the comparative current period.  Mr. Adams added that the Company continues to avoid bank debt and other forms of debenture obligations and cash balances stood at $23,380,000 as of March 31, 2010.

A summary of operating results follows:

	First Quarter
	2010	2009

Operating Earnings (Loss)
Marketing	$3,662,000	$5,448,000
Transportation	861,000	(178,000)
Oil and gas	316,000	(160,000)
Administrative expenses	(2,264,000)	(2,310,000)
	2,575,000	2,800,000

Interest income (expense), net	(20,000)	26,000
Income tax (provision) benefit	(761,000)	(956,000)

Net earnings	$1,794,000	$1,870,000
…………………………………………………

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)

	March 31,	March 31,
	2010	2009

Revenues	$533,785	$340,141

Costs, expenses and other	(531,230)	(337,315)
Income tax (provision) benefit	(761)	(956)

Net earnings	$1,794	$1,870

Basic and diluted net earnings
per common share	$.43	$.44

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2010	2009

ASSETS
Cash	$23,380	$16,806
Other current assets	197,268	185,757
Total current assets	220,648	202,563

Net property & equipment	43,443	42,305
Deposits and other assets	4,818	4,533
	$268,909	$249,401

LIABILITIES AND EQUITY
Total current liabilities	$181,906	$164,191
Other long-term liabilities	1,408	1,409
Shareholders’ equity	85,595	83,801
	$268,909	$249,401